As filed with the Securities and Exchange Commission on August 28, 2007.
Registration No. 333-100573

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE
 SECURITIES ACT OF 1933

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-2350980
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

880 Third Avenue, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
2001 STOCK INCENTIVE PLAN, AS AMENDED MAY 23, 2002
(Full titles of the plans)

Michael L. Zuppone, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, NY 10022 (212) 318-6000
(Name, address and telephone number, including area code, of agent for service)

Explanatory Note: Deregistration of Securities

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S–8 (File No. 333-100573) (the “Registration Statement”) of The Smith & Wollensky Restaurant Group, Inc. (the “Company”) pertaining to 957,503 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which was filed with the Securities and Exchange Commission and became effective on October 16, 2002.  On May 6, 2007, Project Grill, LLC, a Delaware limited liability company (“Parent”), SWRG Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company entered into an amended and restated agreement and plan of merger pursuant to which Merger Sub merged with and into the Company, with the Company surviving (the “Merger”).  The Merger became effective on August 28, 2007 upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of August, 2007.

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

By:	/s/ Richard C. Stockinger

Name: Richard C. Stockinger
Title: Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

/s/ Fortunato N. Valenti	August 27, 2007

Fortunato N. Valenti	Date
President
(principal executive officer)

/s/ Richard C. Stockinger	August 27, 2007

Richard C. Stockinger	Date
Vice President
(principal financial and accounting officer)

/s/ Mark H. DeBlois	August 27, 2007

Mark H. DeBlois	Date
Director

/s/ Theresa A. Nibi	August 27, 2007

Theresa A. Nibi	Date
Director

/s/ Robert L. Clark, Jr.	August 27, 2007

Robert L. Clark, Jr.	Date
Director

/s/ Fortunato N. Valenti	August 27, 2007

Fortunato N. Valenti	Date
Director
(Signatures continued on next page)

(Signatures continued from prior page)

/s/ Joachim B. Splichal	August 20, 2007

Joachim B. Splichal	Date
Director